Exhibit 3.3

ELEVENTH AMENDMENT

TO

SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF

MACK-CALI REALTY, L.P.

THIS ELEVENTH AMENDMENT TO SECOND AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF MACK-CALI REALTY, L.P. (the “Tenth Amendment”), effective as of December 10, 2021, to that certain Second Amended and Restated Agreement of Limited Partnership, dated as of December 11, 1997, as amended through the date hereof (collectively, the “Agreement”), of Mack-Cali Realty, L.P., a Delaware limited partnership (the “Partnership”). Capitalized terms used herein but not defined herein shall have the meanings given such terms in the Agreement.

RECITALS

WHEREAS, effective as of December 10, 2021, the General Partner has effected a corporate name change of the General Partner to Veris Residential, Inc. and a corporate name change of the Partnership to Veris Residential, L.P.; and

WHEREAS, Section 16.2(c) of the Agreement provides that the General Partner has the power, without the consent of the Limited Partners, to amend the Agreement as may be required to effect the change of the corporate names of the General Partner and the Partnership; and

WHEREAS, the General Partner has made the determination pursuant to, and as permitted by, Section 16.2(c) of the Agreement that consent of the Limited Partners is not required with respect to the matters set forth in this Eleventh Amendment and the amendment of the Agreement; and

WHEREAS, the General Partner desires to so amend the Partnership Agreement as of December 10, 2021.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the General Partner on behalf of itself and the Limited Partners, intending to be legally bound, hereby agrees to make the following amendment to the Agreement, effective as of the date first written above:

1.            All references to “Mack-Cali Realty, L.P.” in the title of the Agreement and the recitals to the Agreement are hereby deleted and replaced with “Veris Residential, L.P.”

2.            All references to “Mack-Cali Realty Corporation” in the title of the Agreement and the recitals to the Agreement are hereby deleted and replaced with “Veris Residential, Inc.”

3.            The definition of “General Partner” in Article 1 of the Agreement is hereby deleted and amended and restated in its entirety as follows:

“General Partner” shall mean Veris Residential, Inc., a Maryland corporation, and any substitute or additional General Partner(s) duly admitted pursuant to the terms of this Agreement, or, where the context so requires, any successor General Partner(s) acting pursuant to the provisions of this Agreement.”

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4.            Article 3, Section 3.1 of the Agreement is hereby deleted and amended and restated in its entirety as follows:

“3.1 Name. The business of the Partnership is currently being conducted under the name of "Veris Residential, L.P."”

5.            Article 3, Section 3.2 of the Agreement is hereby deleted and amended and restated in its entirety as follows:

“3.1 Name. The business of the Partnership is currently being conducted under the name of "Veris Residential, L.P."”

6.            Except as expressly amended hereby, the Agreement shall remain in full force and effect.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Eleventh Amendment to the Partnership Agreement is executed and delivered as of the date first written above.

MACK-CALI REALTY CORPORATION, a Maryland Corporation

By:	/s/ Gary T. Wagner
Name: Gary T. Wagner
Title: General Counsel and Secretary

MACK-CALI REALTY, L.P., a Delaware limited partnership

By:	Mack-Cali Realty Corporation,
its general partner

	By:	/s/ Gary T. Wagner
Name: Gary T. Wagner
Title: General Counsel and Secretary

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